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                                                                   EXHIBIT 10.13

                           TRADEMARK LICENSE AGREEMENT

      This Trademark License Agreement ("Agreement") is made and entered into effective as February 4, 2004, by and between DEL MONTE CORPORATION, a Delaware corporation with a principal business address of One Market @ The Landmark, San Francisco, California 94105 ("LICENSOR"), and COFFEE HOLDING CO., INC., a Nevada corporation with a principal business address of 4401 First Avenue, Suite 1507, Brooklyn, New York 11232 ("LICENSEE").

                                    RECITALS

      A. LICENSOR is the owner of the trademarks S&W, IL CLASSICO and S&W and design and the registrations thereof listed on Schedule A attached hereto and made a part hereof (collectively, the "Marks").

      B. LICENSEE operates a wholesale coffee business, including manufacturing, roasting, packaging, marketing and distributing roasted and blended coffees for private label accounts and its own brands.

      C. LICENSEE desires to obtain the exclusive right to use the Marks on and in connection with the production, manufacture, distribution and sale in the United States (the "Territory") of certain coffee products as described more fully in Section 1 of this Agreement. LICENSOR is willing to grant LICENSEE the right to use the Marks in said Territory, upon the terms and conditions hereinafter set forth:

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    Grant of License

      LICENSOR hereby grants to LICENSEE, subject to the terms and conditions of this Agreement, an exclusive license to use the Marks solely in the Territory and solely on and in connection with the production, manufacture, distribution and sale of roasted whole bean and ground coffee for distribution at the retail distribution level (the "Products"). The license does not include the right to use the Marks on or in connection with any other products or activity and does not include the right to use the Marks outside of the Territory. All rights not expressly granted herein are retained by LICENSOR. LICENSEE acknowledges that use of the Marks by LICENSOR on a global Internet web site or successor technology to identify Products sold outside the Territory does not violate this Agreement.

      2.    Royalty Payments

            (a) In consideration for the license granted herein, LICENSEE agrees to pay LICENSOR royalties as follows:

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            (i)   Annual royalties on Net Sales of the Products at the rate of two percent (2%) of annual Net Sales

            (ii) A minimum annual royalty for each contract year (the "Minimum Annual Royalty"), as follows:

                  Year 1: $25,000
                  Year 2: $25,000
                  Year 3: $25,000
                  Year 4: $25,000
                  Year 5-10: $50,000

Year 1 shall include the period from the date of this Agreement through December 31, 2004. Each contract year thereafter shall commence on January 1 and terminate on December 31.

            (b) "Net Sales" as used in this Agreement shall mean LICENSEE's gross sales value (the gross invoice amount billed customers) of the Products, less discounts and customer allowances and less returns and damage claims up to the amount of the actual sales value of the Products.

            (c) Royalties earned shall be computed and reported for each calendar quarter and shall be due and payable within thirty (30) days of the end of each quarter. Each royalty payment shall be accompanied with a royalty report that sets forth for the most recent quarter and calendar year-to date, in reasonable detail, (i) gross sales of the Products, (ii) Net Sales of the Products with detail showing the calculation of Net Sales from gross sales, and
(iii) the royalty payment for the most recent quarter and the calculation thereof. The royalty report shall include a statement signed by a duly authorized officer of LICENSEE certifying the accuracy of such report and the computation of royalties earned and payments made.

            (d) To the extent royalties paid during any contract year are less than the Minimum Annual Royalty, LICENSEE shall pay such difference to LICENSOR within thirty (30) days of the end of such contract year (together with the fourth quarter royalty payment).

            (e) Amounts not paid when due will bear interest at the lower of the maximum lawful interest rate or a rate of one percent (1.0%) per month.

            (f) Should LICENSEE terminate this Agreement or cease sales of Products within a given year, LICENSEE shall be liable to LICENSOR for the full Minimum Annual Royalty for such contract year in addition to any other remedies to which LICENSOR shall be entitled by operation of law.

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      3.    Ownership of the Marks

            (a) LICENSEE hereby acknowledges that LICENSOR is the owner of the Marks and that LICENSEE's right to use the Marks is limited and derived solely from this Agreement. LICENSEE acknowledges that it shall not acquire any rights of ownership whatsoever in the Marks as a result of LICENSEE's use thereof, and that all goodwill arising from ownership of the Marks (as distinguished from any enhancement of value to LICENSEE's business arising from the license granted hereunder) shall inure exclusively to the benefit of LICENSOR. LICENSEE shall include on all packages, cartons and containers in which the Products are marketed and on all labels and advertising and promotional material, the name and address of LICENSEE as manufacturer of the Products and the phrase "S&W is a registered trademark used under license," or equivalent approved in writing by LICENSOR.

            (b) LICENSEE agrees to execute and deliver to LICENSOR, upon LICENSOR's request, all documents which are necessary or desirable to secure or preserve LICENSOR's rights in or registrations of the Marks or to record this Agreement, as appropriate, or to cancel such registrations or recordations, as appropriate. LICENSEE further agrees to assist LICENSOR in registering, maintaining and reporting the Marks and use thereof as requested by LICENSOR. LICENSEE will pay its own costs and expenses in this regard. All registration, recordal and maintenance costs of the Marks shall be at the sole cost and expense of LICENSOR.

            (c) Each of LICENSEE and LICENSOR hereby represents and warrants to each other that (i) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized by all necessary action on its part; and (iii) neither execution of this Agreement by it nor performance of its obligations hereunder will constitute a breach of any agreement to which it is a party. LICENSOR further represents and warrants to LICENSEE that (i) neither execution of this Agreement by it nor performance of its obligations hereunder will constitute a breach of any agreement to which any of the Marks is subject and (ii) all necessary consents have been obtained by persons who claim a security interest in the Marks, or any of them.

      4.    Term

            Subject to Section 8 hereof, this license shall commence as of the date of this Agreement and continue for an initial term of ten (10) years ending at the close of business on December 31, 2014. Thereafter, subject to Section 8, his Agreement shall continue automatically for up to two (2) additional terms of five (5) years each, unless either party provides written notice of non-renewal to the other party no less than six (6) months in advance of the expiration of the initial term or any subsequent renewal term.

      5.    Quality Control and Other Conditions

            LICENSEE acknowledges the importance to LICENSOR and to its reputation and goodwill, and to the public, of maintaining high, uniform standards of quality in the Products produced, manufactured, distributed and sold under the Marks. Therefore, LICENSEE agrees to:

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            (a) Use the Marks in a manner that will protect LICENSOR's rights and goodwill therein, including the use of all notices, legends or markings that may be required by LICENSOR in order to give appropriate notice of any of the Marks. No additional markings, legends or notices shall be used by LICENSEE on Products without first obtaining LICENSOR's prior written approval, other than LICENSEE's corporate identification;

            (b) Prior to marketing the Products in the Territory (including any subsequent new Products), submit to LICENSOR for approval production samples (including packaging) of the Products (the "Pre-Production Samples"), with LICENSOR's approval thereof not to be unreasonably withheld or delayed. LICENSEE shall not commence distribution of the Products in the Territory until LICENSOR has communicated its approval of the Pre-Production Samples to LICENSEE in writing and all Products subsequently manufactured for distribution in the Territory shall conform to the Pre-Production Samples;

            (c) Produce and manufacture Products according to specifications and other quality control standards established or approved by LICENSOR, the details of which shall be supplied in writing by LICENSOR to LICENSEE from time to time;

            (d) Submit proposed new varieties for Products for written approval by LICENSOR according to procedures provided to LICENSEE by LICENSOR;

            (e) Affix the Marks to or on packaging, advertising and promotional materials only according to the formats, logo types, colors, styles and specifications used by LICENSOR as of the date of this Agreement or according to any other formats, logo types, colors, styles and specifications as shall be specifically approved in advance by LICENSOR in writing;

            (f) Not use the Marks in any way other than expressly set forth herein, except in such form and manner as shall be specifically approved in advance by LICENSOR in writing, and according to specifications provided by LICENSOR to LICENSEE;

            (g) In no event use any of the Marks in any way outside the Territory or in connection with any other good or service other than the Products, except as permitted under any other written license between the parties;

            (h) Submit to LICENSOR at LICENSOR's request, but not more than once in each calendar year, a complete list and representative samples of each variety of the Products and of all packaging, advertising and promotional materials bearing the Marks in order that LICENSOR may confirm, among other things, that (i) the Products conform to the specifications approved by LICENSOR, (ii) the Products are of merchantable quality and free from defects in workmanship and materials, and (iii) the use of the Marks on the Products conforms to the terms set forth herein;

            (i) To the extent permitted by law, use all reasonable efforts to ensure that purchasers of Products do not distribute or sell or cause or assist the distribution or sale of

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Products outside the Territory;

            (j) Comply with all applicable laws and statutes, ordinances, regulations, rules and decisions (each a "Law") adopted by any governmental authority, including without limitation, Laws which prohibit adulteration and misbranding, including, without limitation, the United States Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended (the "Federal Act"), and state food and drug laws and Laws which prohibit production and shipment of goods in violation of Section 404 or 301(d) of the Federal Act; and

            (k) Follow any other standards as may be reasonably necessary to maintain LICENSOR's rights in the Marks and as conveyed by LICENSOR to LICENSEE in writing.

      6.    Quality Control Enforcement

            (a) If LICENSOR notifies LICENSEE that LICENSOR has determined that certain Products do not comply with any of the provisions set forth in Section 5 ("Deficient Products"), LICENSEE shall cure such noncompliance promptly, but in no event later than thirty (30) days, after LICENSEE's receipt of such notice. In the event that LICENSOR determines that such noncompliance has or may have an adverse effect on public health or safety, LICENSEE shall immediately ensure that all such Deficient Products are removed from production, manufacture, distribution and sale within forty-eight (48) hours.

            (b) If LICENSOR gives LICENSEE notice of LICENSEE's noncompliance with this Section and LICENSEE continues (i) to permit the production, manufacture, distribution or sale for more than forty-eight (48) hours of Deficient Products which have an adverse effect on public health or safety, or
(ii) to produce, manufacture, distribute or sell for more than thirty (30) days Products that are deficient for any other reason provided under this Section 6, then LICENSOR shall be entitled, without limiting any other remedies which LICENSOR may have under this Agreement or at law or in equity, to seek an injunction against further production, manufacture, distribution and sale of such Deficient Products.

      7.    Inspection

            In order that LICENSOR may ascertain LICENSEE's compliance with the provisions of this Agreement, LICENSOR directly or through its agents may, at any time during business hours, upon prior written notice of at least two (2) business days, inspect the production, manufacturing, distribution and sale facilities of LICENSEE (or of any co-packer or other contractor retained by LICENSEE) used in connection with the Products. In the event that LICENSOR shall notify LICENSEE of modifications or changes to LICENSEE's production, manufacture, distribution or sale of the Products that are required in order for LICENSEE to comply with or maintain any of the standards set forth herein, LICENSEE shall promptly implement such modifications or changes, but in no event later than thirty (30) days from receipt of such notice from LICENSOR.

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      8.    Termination by LICENSOR

            The occurrence of any of the following events shall constitute good cause for LICENSOR, at its sole and absolute option and without prejudice to any other rights or remedies provided for hereunder or by law or equity, to immediately terminate this Agreement by giving written notice to LICENSEE:

            (a) If LICENSEE breaches Section 6 or 15 of this Agreement;

            (b) If LICENSEE breaches any other term or condition of this Agreement and LICENSEE fails to cure such breach within thirty (30) days after notice thereof from LICENSOR;

            (c) If any Products are sold or distributed by LICENSEE, or LICENSEE otherwise knowingly suffers or permits such Products to enter into commerce, in any jurisdiction other than the Territory, except as permitted under any other written license between the parties;

            (d) If LICENSEE determines to cease business, LICENSEE ceases to engage in the sale, manufacture and/or distribution of Products for a period of ninety (90) days other than by reason of the occurrence of a force majeure event or condition, LICENSEE liquidates or LICENSEE is ordered by a court of competent jurisdiction to liquidate its business;

            (e) If LICENSEE fails to pay in full within ten (10) days when due any royalty payable to LICENSOR under Article 2 of this Agreement;

            (f) If LICENSEE files any voluntary petition in bankruptcy or liquidation or for any corporate reorganization or for any similar relief under the liquidation, bankruptcy or insolvency laws of any jurisdiction; upon the filing of any involuntary petition in bankruptcy or its equivalent against LICENSEE not dismissed within ninety (90) days from the filing thereof; the appointment of a receiver or administrator of any of LICENSEE's property or assets or the equivalent for LICENSEE by any court of any jurisdiction, which receiver or administrator shall not have been dismissed within ninety (90) days from the date of such appointment; if LICENSEE makes a general assignment for the benefit of creditors; if LICENSEE becomes unable to meet debts as they mature or any occurrence similar to any of the foregoing under the laws of any jurisdiction irrespective of whether such occurrences are voluntary or involuntary or whether they are by operation of law or otherwise.

      9.    Termination by LICENSEE

            LICENSEE may terminate this Agreement at any time by providing six
(6) months' written notice to LICENSOR. In the event of termination by LICENSEE, LICENSEE shall remain liable for payment to LICENSOR of the Minimum Annual Royalty for the year of termination, pursuant to Section 2, herein.

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      10.   LICENSEE's Rights and Obligations Upon Termination

            Upon the termination of this Agreement for any reason, all of LICENSEE's rights in the Marks under this Agreement and rights in this Agreement shall immediately revert to LICENSOR, without any act by LICENSOR or LICENSEE. In addition, LICENSEE shall:

            (a) Immediately cease using the Marks on or in connection with the Products in the Territory;

            (b) Not thereafter, directly or indirectly, identify itself in any manner as a licensee or publicly identify itself as a former licensee of LICENSOR with regard to the Products in the Territory;

            (c) Immediately destroy and provide to LICENSOR evidence of the destruction of all packaging and any and all promotional and other materials bearing the Marks;

            (d) If reasonably requested by LICENSOR, execute and deliver to LICENSOR a document or documents, in form and substance reasonably satisfactory to LICENSOR, assigning to LICENSOR all of LICENSEE's right, title and interest, if any, in and to the Marks and in and to any logotypes, trademarks or copyrights incorporating the Marks, as used on or in connection with the Products. In the event that LICENSEE fails to execute and deliver said document or documents, LICENSOR shall have the right to execute the same as LICENSEE's attorney-in-fact, and LICENSEE does hereby irrevocably constitute and appoint LICENSOR its true and lawful attorney-in-fact only for the purpose of executing such document or documents, at no cost to LICENSEE.

            (e) Notwithstanding the foregoing, in the event that LICENSEE will have a substantial inventory of Products, packaging and/or labels for the Products following the date of termination of this Agreement, LICENSOR and LICENSEE shall meet and discuss in good faith an equitable plan for the disposition of such Products, packaging and/or labeling; provided that LICENSOR shall not be obligated to agree to any plan that results in LICENSOR assuming a loss or any ongoing obligation with respect to such items or which may, in LICENSOR's reasonable judgment, have a negative impact on the Marks or related goodwill.

      11.   Notification of Infringements and Claims

            (a) LICENSEE shall immediately notify LICENSOR of any apparent infringement of, challenge to use by LICENSEE of, or claim by any person to any rights in, the Marks. LICENSEE agrees to execute any and all instruments which, in the opinion of LICENSOR, may be reasonably necessary or advisable to protect and maintain the interests of LICENSOR in the Marks.

            (b) LICENSOR will at all times have the right, in its sole discretion, to take whatever steps it deems necessary or desirable to protect the Marks from all harmful or wrongful

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activities of third parties. Such steps may include, but are not limited to, the filing and prosecution of (a) litigation against infringement or unfair competition by third parties, (b) opposition proceedings against applications for trademark or service mark registration for marks that are confusingly similar to any one or more of the Marks, (c) cancellation proceedings against registration of marks that are confusingly similar to any one or more of the Marks, and (d) other appropriate administrative actions. LICENSOR shall have the right to include LICENSEE in such litigation, opposition, cancellation or other proceedings when necessary. LICENSEE shall cooperate with LICENSOR in any such proceeding by providing oral testimony and documentary and other relevant evidence, all at LICENSOR's cost and expense.

            (c) If LICENSOR and LICENSEE jointly participate in any litigation or other proceeding with respect to the Marks, the respective responsibilities of the parties, their contributions to the costs, and their participation in any recoveries, will be shared equally by each party.

            (d) If LICENSEE desires to file litigation or other proceeding against a third party, and LICENSOR, in its sole discretion, declines to commence such litigation or proceeding, LICENSEE shall be entitled to commence and prosecute the litigation or proceeding at its own expense, and shall be entitled to all monetary damages received as a result. LICENSEE shall not be authorized to enter into any agreement, consent, order or other resolution of a claim by or against a third party that affects Marks without giving LICENSOR prior written notice of such proposed agreement, consent order or other resolution. LICENSOR shall have the right to approve any such agreement, consent order or other resolution, which approval shall not be unreasonably withheld or delayed. LICENSOR shall cooperate with LICENSEE in the prosecution of such litigation or proceeding, all at LICENSEE's cost and expense.

            (e) LICENSOR shall at all times have the right to take whatever steps it deems necessary or desirable to defend all claims that the use of the Marks in the Territory infringes the rights of a third party. LICENSEE shall have the right to participate in such defense at its own expense to protect its rights under this Agreement relating to the Marks. If LICENSEE is named as a party to such a claim and LICENSOR is not so named, LICENSEE shall defend such action at its own expense, subject to LICENSOR's right to elect to participate in and control such defense at its own expense. LICENSEE shall not be authorized to enter into any agreement, consent order or other resolution of any claim by or against a third party with respect to the Marks without LICENSOR's prior written approval, which approval will not be reasonably withheld or delayed. LICENSOR shall not be authorized to enter into any agreement, consent order or other resolution of a claim by or against a third party that affects Marks in the Territory without giving LICENSEE prior written notice of such proposed agreement, consent order or other resolution. LICENSEE shall have the right to approve any such action which materially adversely affects LICENSEE's rights under this Agreement with respect to the Marks, which approval will not be unreasonably withheld or delayed. Each party, at its own expense, shall have the right to include the other in such litigation, opposition or cancellation proceedings where necessary or desirable for the conduct thereof and shall keep the other informed of the progress of such proceedings.

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      12.   Right to Audit

            LICENSEE shall maintain true, correct and complete records in connection with sales of Products and shall retain all such records for at least twenty-four (24) months after the delivery of any Products. LICENSOR directly or through its agents may from time to time, during regular business hours and with prior written notice of at least two (2) business days, examine and copy all records of LICENSEE in connection with LICENSEE's use of the Marks and production and sales of the Products. Such examination may include, but shall not be limited to, LICENSEE procedures and controls with respect to the use of the Marks, the calculation of gross sales, the calculation of Net Sales, and the calculation of royalties. LICENSEE shall pay all reasonable, direct and substantiated costs incurred in connection with such examination in any case in which the royalties determined pursuant to such an examination by LICENSOR or its agents exceed by ten percent (10%) or more LICENSEE's previously reported royalties due to LICENSOR. LICENSEE shall provide reasonable assistance and will not interfere with LICENSOR in making the above examination.

      13.   Indemnification

            (a) LICENSOR shall indemnify LICENSEE against any and all costs and expenses (including reasonable attorneys' fees) arising in connection with any suits, claims or counterclaims that dispute LICENSEE's right to use the Marks as provided for in this Agreement.

            (b) LICENSEE shall indemnify LICENSOR against any and all liabilities, claims, actions, causes of action, counterclaims, costs and expenses (including reasonable attorneys' fees) arising out of or incurred in connection with LICENSEE's use of or right to use the Marks or LICENSEE's production, manufacture, distribution and/or sale of the Products including, without limitation, any act or failure to act which breaches this Agreement and any claim in tort, including product or strict liability, excluding, however, any liabilities, claims, actions, causes of action, counterclaims, costs and expenses for which LICENSOR is liable to indemnify LICENSEE under Section 13(a).

      14.   Approval; Consent

            Where the approval or consent of LICENSOR is required under any provision of this Agreement, such approval or consent shall be requested by LICENSEE by notice to LICENSOR and providing LICENSOR with all information which LICENSOR shall reasonably require for determining whether or not to grant such approval or consent. LICENSOR shall, upon completion of its review of such request and the information received from LICENSEE, notify LICENSEE of its determination unless the information received from LICENSEE is insufficient for LICENSOR to make its determination, in which event LICENSOR shall notify LICENSEE that such information is insufficient. Should such approval or consent not be received by LICENSEE within fifteen (15) business days of (i) the date of such request or (ii) the date on which LICENSOR is provided with sufficient information to make its determination, it

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shall be deemed to have been given as of the date upon which it was first requested.

      15.   Assignment and Sublicense

            Neither this Agreement nor any part or all of LICENSEE's interest in this Agreement or the Marks may be voluntarily or involuntarily, directly or indirectly, assigned, sold, mortgaged, hypothecated or otherwise transferred by LICENSEE or its shareholders, and LICENSEE may not permit any lien or encumbrance to be imposed upon this Agreement, nor grant any sub license to use any of the Marks, without the prior written consent of LICENSOR, which consent may be withheld in LICENSOR's absolute discretion. Any assignment, transfer or lien in violation of the terms of this Agreement, shall constitute a material breach of this Agreement, thereby giving LICENSOR the right to terminate this Agreement immediately, and such assignment, transfer or sub license shall be void ab initio and shall convey no rights or interests in the Marks.

      16.   Waiver

            The waiver by either party of a breach or provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

      17.   Binding Effect

            This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their respective permitted successors in interest and assigns.

      18.   Notices

            All notices, consents, approvals, demands, requests and other communications required or desired to be given hereunder must be given in writing, shall refer to this Agreement, and shall be sent by registered or certified mail, return receipt requested, by hand delivery, by facsimile or by overnight courier service, addressed to the parties hereto at their addresses set forth below, or such other addresses as they may designate by like notice:

            To LICENSOR:

                  Del Monte Corporation
                  One Market @ The Landmark
                  San Francisco, CA 94105
                  Attention: General Counsel
                  Telephone: (415) 247-3262
                  Facsimile: (415) 247-3263

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            To LICENSEE:

                  Coffee Holding Co., Inc.
                  4401 First Avenue, Suite 1507
                  Brooklyn, New York 11232
                  Attention:  Andrew Gordon
                  Telephone: (718) 832-0800
                  Facsimile: (718) 768-4731

Any notice from a party hereto may be given by such party's respective attorneys. Any notice or other communications made hereunder shall be deemed to have been given (i) if delivered personally, by overnight courier service or by facsimile, on the date received, or (ii) if by registered or certified mail, return receipt requested, four (4) business days after mailing.

      19.   Attorneys' Fees

            If any action or proceeding is commenced between the parties hereto with respect to this Agreement, the prevailing party shall be entitled to all reasonable, direct and substantiated fees and expenses incurred by it in connection with such action or proceeding, including reasonable attorneys' fees.

      20.   Severability

            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties acknowledge and agree that it is the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including the invalid, void or unenforceable provision, covenant or restriction.

      21.   Headings

            The paragraph headings herein are for information only and this Agreement shall not be construed by reference thereto.

      22.   Choice of Law

            Except to the extent governed by the Lanham Act (15 U.S.C. Section 1051 et seq.), the validity, construction and enforceability of this Agreement shall be governed by the laws of the State of California and venue shall be at San Francisco, California. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts sitting in the State of California.

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      23.   Agency

            Except as otherwise expressly set forth in this Agreement, LICENSEE shall not be construed to be and shall not represent itself as an agent or affiliate of LICENSOR.

      24.   Integration

            This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements between them relating to the same subject matter, whether oral, written or implied. This Agreement may not be amended or modified except by written agreement signed by a duly authorized representative of the party to be bound.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first written above.

LICENSOR:                                   LICENSEE:

DEL MONTE CORPORATION                       COFFEE HOLDING CO., INC.

By:      /s/ Susan H. Shields               By:      /s/ Andrew Gordon
         ------------------------                    ------------------------
Name:    Susan H. Shields                   Name:    Andrew Gordon
         ------------------------                    ------------------------
Title:   Vice President Marketing           Title:   President/CEO
         ------------------------                    ------------------------

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                                   SCHEDULE A

                               Licensed Trademarks

Mark                         Registration No.           Registration Date
-----                        ----------------           -----------------

S&W and Design               338,457                    September 8, 1936

S&W and Design               1,302,906                  October 30, 1984

S&W and Design               1,810,987                  December 14, 1993

IL CLASSICO                  1,816,052                  January 11, 1994


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